EXHIBIT 12.1

CH ENERGY GROUP, INC.
Computation of Ratio of Earnings to Fixed Charges

			2012			2011
			3 Months	9 Months	12 Months	3 Months	9 Months
			Ended	Ended	Ended	Ended	Ended	Year Ended December 31,
		Earnings: ($000)	Sept 30	Sept 30	Sept 30	Sept 30	Sept 30	2011	2010	2009	2008	2007
A.		Net income from Continuing Operations	$9,160	$26,137	$41,332	$4,807	$27,989	$43,184	$40,330	$33,597	$30,968	$41,143
B.		Preferred Stock Dividends	103	521	764	242	727	970	970	970	970	970
C.		Federal and State Income Tax	6,548	21,345	28,160	3,478	16,998	23,813	19,214	22,269	20,663	22,567
	Less	Income from Equity Investments	(59)	43	134	25	644	735	(318)	228	568	1,895
	Plus	Cash Distribution from Equity Investments	244	437	594	190	738	895	871	1,775	2,463	3,427
D.		Earnings before Income Taxes and Equity Investments	$16,114	$48,397	$70,716	$8,692	$45,808	$68,127	$61,703	$58,383	$54,496	$66,212
E.		Fixed Charges
		Interest on Other Long-Term Debt	6,201	18,638	25,068	6,620	20,090	26,520	22,973	20,999	20,518	18,653
		Other Interest	1,466	4,356	2,283	4,375	6,952	4,879	5,422	3,995	3,357	3,189
		Interest Portion of Rents(1)	219	918	1,137	240	733	952	960	1,043	1,220	1,278
		Amortization of Premium & Expense on Debt	257	774	1,038	261	820	1,084	913	956	982	963
		Preferred Stock Dividends Requirements of Central Hudson	156	868	1,197	394	1,103	1,428	1,386	1,551	1,565	1,452
		Total Fixed Charges	$8,299	$25,554	$30,723	$11,890	$29,698	$34,863	$31,654	$28,544	$27,642	$25,535
	Less	Preferred Stock Dividends Requirements of Central Hudson	156	868	1,197	394	1,103	1,428	1,386	1,551	1,565	1,452
F.		Total Earnings	$24,257	$73,083	$100,242	$20,188	$74,403	$101,562	$91,971	$85,376	$80,573	$90,295

		Preferred Dividend Requirements:
G.		Allowance for Preferred Stock Dividends Under IRC Sec. 247	$103	$521	$764	$242	$727	$970	$970	$970	$970	$970
H.		Less Allowable Dividend Deduction	(32)	(96)	(127)	(32)	(96)	(127)	(127)	(127)	(127)	(127)
I.		Net Subject to Gross-Up	71	425	637	210	631	843	843	843	843	843
J.		Ratio of Earnings before Income Taxes and Equity Inv. To Net Income (D/(A+B))	1.740	1.815	1.680	1.722	1.595	1.543	1.494	1.689	1.706	1.572
K.		Preferred Dividend (Pre-tax) (I x J)	124	772	1,070	362	1,007	1,301	1,259	1,424	1,438	1,325
L.		Plus Allowable Dividend Deduction	32	96	127	32	96	127	127	127	127	127
M.		Preferred Dividend Factor	$156	$868	$1,197	$394	$1,103	$1,428	$1,386	$1,551	$1,565	$1,452

N.		Ratio of Earnings to Fixed Charges (F/E)	2.9	2.9	3.3	1.7	2.5	2.9	2.9	3.0	2.9	3.5

(1)	The percentage of rent included in the fixed charges calculation is a reasonable approximation of the interest factor.